                                                                  Exhibit 10.7


                                    AGREEMENT

      This Agreement is made September 22, 2005, between Powerhouse Technologies, Inc., a Delaware Corporation having offices at 555 Twin Dolphin Drive (the "Company"), and Richard Liebman on behalf of Liebman Capital with an address at 424 Montgomery Ave., Haverford, PA 19041 ("Liebman").

      In consideration of the mutual covenants contained herein, the parties hereby agree as follows:

      1. SERVICES, Liebman agrees to provide the following services to the Company(collectively, the "Services"):

            1.1 INTERIM CHIEF FINANCIAL OFFICER. Liebman agrees to serve as the Interim Chief Financial Officer commencing as soon as practical after the closing date of the funding contemplated by the company and until Liebman's resignation or removal from the position by the Company's Board of Directors or Management Team, whichever occurs first.

            1.2 CONSULTING SERVICES. Liebman agrees to provide advice, analysis and expertise to the company regarding the financial or other aspects of the business of the Company.

            1.3 OTHER EMPLOYMENT. It is agreed that Liebman's services rendered hereunder shall not be exclusive, and he is free to accept other consulting engagements.

      2. TERM. Commencing September 20, and continuing for a period of 1 month, extending through October 20, 2005. This agreement will be extended monthly thereafter unless terminated by one or both of the parties. The parties' obligations under Sections 4 and 6 hereof shall survive the expiration or termination of the Employment Period.

      3. COMPENSATION; EXPENSES.

            3.1 COMPENSATIONS AND OTHER CONSIDERATION. As full compensation for the Services to be provided by Liebman pursuant to this Agreement and the other terms set forth herein, the Company agrees to pay Liebman the compensation set forth below:

                  a. During the Consulting Term, and in addition to any other consideration that may be payable to him hereunder, Liebman shall be paid at the rate of $13,333.33 per month,payable in advance, on a monthly basis in 12 equal installments.

                  b. For his services as Interim Chief Financial Officer, Liebman will receive 750,000 options to purchase the Company's common stock, at a strike price of $.32 (Thirty Two cents)per share. The options shall vest as follows: 25% upon completion of six months of Liebman's service hereunder, and thereafter 1/30th of the remainder on each month anniversary thereafter resulting in fully vested options at 36 months.

            3.2 EXPENSES. Company shall prepay, or reimburse, as applicable, Liebman for reasonable, actual expenses (including travel, meals or other out-of-pocket expenses) incurred by Liebman in the course of providing the Services ("Expenses"). Liebman shall document all such Expenses in reasonable detail if requested by the Company.

      4. INVENTION ASSIGNMENT, CONFIDENTIALITY AND RESTRICTIVE COVENANTS.

            4.1 DISCLOSURE OF INNOVATIONS. Liebman agrees to disclose in writing to the Company all inventions, improvements and other innovations of any kind that he may have made, conceived, developed or reduced to practice, alone or jointly with others, during the Term, whether or not they are related to the Services and whether or not they are eligible for patent, copyright, trademark, trade secret or other legal protection ("Innovations"). Examples of Innovations shall include, but are not limited to, discoveries, research, inventions, formulas, techniques, processes, know-how, marketing plans, new product plans, production processes, advertising, packaging and marketing techniques and improvements to computer hardware or software

            4.2 ASSIGNMENT OF OWNERSHIP OF INNOVATIONS. Liebman agrees that all Innovations, which are in any way related to the business or planned business of the Company, are the sole and exclusive property of the Company and he hereby assigns all of his rights, title and interest in the Innovations and in all related patents, copyrights, trademarks, trade secrets, rights of priority and other proprietary rights to the Company. At the Company's request and expense, during and after the Term, Liebman will assist and cooperate with the Company in all respects and will execute documents, and, subject to his reasonable availability, give testimony and take further acts requested by the Company to obtain, maintain, perfect and enforce for the Company patent, copyright, trademark, trade secret and other legal protection for the Innovations. Liebman hereby appoints the President and Chief Executive Officer, or another authorized officer of the Company as his attorney-in-fact to execute documents on his behalf for this purpose. Liebman has attached hereto as Exhibit "A" a list of Innovations as of the date hereof which belong to him and which are not assigned to the Company hereunder (the "Prior Innovations"), or, if no such list is attached, he represents that there are no Prior Innovations.

            4.3 PROTECTION OF CONFIDENTIAL INFORMATION OF THE COMPANY. During and after the Term, Liebman will not use or disclose or allow anyone else to use or disclose any "Confidential Information" (as defined below) relating to the Company, its products, suppliers or customers except as may be necessary in the performance of his work for the Company or as may be authorized in advance by appropriate officers of the Company. "Confidential Information" shall include methodologies, processes, tools, innovations, business strategies, financial information, forecasts, personnel information, customer lists, trade secrets and any other non-public technical or business information, whether in writing or given to Liebman orally, which he knows or has reason to know the Company would like to treat as confidential for any purpose, such as maintaining a competitive advantage or avoiding undesirable publicity. Liebman will keep Confidential Information secret and will not allow any unauthorized use of the same, whether or not any document containing it is marked as confidential. These restrictions, however, will not apply to Confidential Information that has become known to the public generally through no fault or breach of Liebman or that the Company regularly gives to third parties without restriction on use or disclosure.

            4.4 NON-COMPETITION, NON-SOLICITATION, NON-INTERFERENCE. Because Liebman acknowledges and agrees that he has and will continue to have access to confidential and trade secret information of the Company, the following restrictive covenant is necessary to protect the interests and continued success of the Company. Except as otherwise expressly consented to in writing by the Company, during the time period that begins on the commencement of the Term of this Agreement and ends twelve (12) months from the date of termination of this Agreement (the "Restricted Period"), Liebman shall not, directly or indirectly, acting as an employee, owner, shareholder, partner, joint venturer, officer, director, agent, salesperson, consultant, advisor, investor or principal of any corporation or other business entity:

                  (a) Engage, in any state or territory of the United States of America where the Company is actively doing business (determined as of the commencement of the Term), in direct or indirect competition with the business conducted by the Company;

                  (b) Request or otherwise attempt to induce or influence, directly or indirectly, any customer or supplier, or prospective customer or supplier, of the Company, or other persons sharing a business relationship with the Company, to cancel, limit or postpone their business with the Company, or otherwise take action which might be to the material disadvantage of the Company; or

                  (c) Hire or solicit for employment or other business relationship, or induce or actively attempt to influence, any employee, officer, director or other business associate of the Company to terminate his or her employment or discontinue such person's consultant, contractor or other business association with the Company.

                  (d) Nothing in this section, whether express or implied, shall prevent Liebman from being a holder or not more than one percent (1%) of the total outstanding stock of either a publicly held company under Section 12 of the Securities Exchange Act of 1934, as amended, or any privately held company.

            If Liebman violates any of the restrictions contained in this section, the Restricted Period shall be increased by the period of time from the commencement of any such violation until the time such violation shall be cured by Liebman to the satisfaction of the Company, and the Company may withhold any and all payments otherwise due and owing to Liebman under this Agreement, if any, other than Base Salary.

            5.0 BUSINESS OPPORTUNITIES. Liebman agrees that, during the Term, he will not take personal advantage of any business opportunities that are similar or substantially similar to the business of the Company without: (a) first offering in writing such opportunity to the Company; and (b)thereafter obtaining a written refusal of such opportunity from the Company. In addition, Liebman to must promptly and fully disclose all material facts regarding any such business opportunities as soon as Liebman becomes aware of any such opportunity.

            5.1 COMPANY PROPERTY. All records, files, lists, including computer generated lists, drawings, documents, equipment and similar items relating to the Company's business that Liebman shall prepare for or receive from the Company shall remain the Company's sole and exclusive property. Liebman agrees than upon termination of this Agreement, or upon demand from the Company, he shall immediately return to the Company all property of the Company in his possession, custody or control. Liebman further represents that he will not copy or cause to be copied, print out, or cause to be printed out any software, documents or other materials belonging to the Company.

            6.0 SURVIVAL. Sections 4 and 6 of this Agreement shall survive the termination by either party of this Agreement for any reason.

            6.1 CHOICE OF LAW AND JURISDICTION. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of California, without giving effect to any choice or conflict of law provision or rule that would cause the application of laws of any jurisdictions other than those of the State of California.

            6.2 ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company, and the Company shall be obligated to require any successor to expressly assume its obligations hereunder. This Agreement shall inure to the benefit of and be enforceable by Liebtnan or his legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees. Liebman may not assign any of his duties, responsibility, obligations or positions hereunder to any person and any such purported assignment by him shall be void and of no force and effect. The Company may assign its rights hereunder to any other party.

            6.3 WAIVER. Any waiver or consent from the Company with respect to any term or provision of this Agreement or any other aspect of Liebman's conduct or employment shall be effective only in the specific instance and for the specific purpose for which given and shall not be deemed, regardless of frequency given, to be a further or continuing waiver or consent. The failure or delay of the Company at any time or times to require performance of, or to exercise any of its powers, rights or remedies with respect to any term or provision of this Agreement or any other aspect of Liebman's conduct or employment in no manner (except as otherwise expressly provided herein) shall affect the Company's right at a later time to enforce any such term or provision.

            6.4 NOTICES. All notices, requests, demands, and other communications hereunder must be in writing and shall be deemed to have been duly given if delivered by hand or mailed within the continental United States by first class, registered mail, return receipt requested, postage and registry fees prepaid, to the applicable party, at the addresses first stated above or at such other subsequent address as is made known to the other party as an address at which such party receives similar important correspondence.

            6.5 AMENDMENT. This Agreement may be amended or modified only be a written instrument executed by Liebman and a representative of the Company duly authorized by the Board.

            6.6 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific works or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

            6.7 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

            6.8 HEADINGS. The section headings contained in this Agreement are used for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

            6.9 CONSTRUCTION. Every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any party.

            6.10 ACKNOWLEDGMENT. Liebman represents and agrees that he fully understands his rights to discuss all aspects of this Agreement with his counsel, that he has been given the opportunity to avail himself of this right, that he has carefully read and fully understands all the provisions of this Agreement, that he is competent to execute this Agreement, that his decision to execute this Agreement has not been obtained by any duress, that he freely and voluntarily enters into this Agreement, and that he has read this document in its entirety and fully understands the meaning, intent, and consequences of this Agreement.

            7.0 COUNTERPARTS; FACSIMILE SIGNATURE. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year set forth above.

AGREED TO BY:

POWERHOUSE TECHNOLOGIES GROUP, INC

By: /s/ Kent Heyman
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   Name: Kent Heyman
   Title: Chairman

/s/ Richard Liebman
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RICHARD LIEBMAN